UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Ryerson Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 23, 2007, Ryerson Inc. distributed the following letter to its employees.

August 23, 2007

Dear Employee:

Our company’s annual meeting of stockholders was held this morning in Chicago. As most of you know, this year’s meeting included an important stockholder vote on whether to leave our current board members in place, or replace seven of our current board members, which would result in a change in control of the board and of the company

Based on preliminary voting analysis, I am very pleased to inform you that our stockholders supported our current board of directors, placing a strong vote of confidence in Ryerson’s strategy, including the potential sale of Ryerson to Platinum Equity.

Many of you have probably seen the series of press releases and other documents we have issued over the past two weeks. To summarize some of the key milestones:

August 8 – Annual proxy statement mailed to stockholders who also received Harbinger’s proxy statement seeking stockholder support to elect Harbinger’s proposed directors to our board.

August 14 – Letter mailed to stockholders from Neil Novich encouraging them to reject Harbinger’s board of director nominees.

August 15 and 16 – The four leading proxy advisory firms announce their support of Ryerson’s board of directors based on an exhaustive analysis of both Ryerson’s and Harbinger’s positions.

August 20 – Second letter mailed to stockholders from Neil Novich urging them to both support the current board of directors and to vote in favor of the sale of Ryerson to Platinum Equity for $34.50 a share.

The above documents, as well as others, are available on our home page at www.ryerson.com. Additional detailed press releases and SEC filings can be found in the investor section of our website.

The next step will be to hold a special meeting for stockholders to vote on the proposed acquisition of Ryerson by Platinum Equity. All stockholders will receive a proxy card asking for a simple yes or no vote. If a majority of stockholders vote yes, Platinum Equity will be able to purchase Ryerson’s shares and complete the acquisition. If stockholders vote no, Ryerson will continue as a publicly traded company.

While we are encouraged with the results of today’s stockholders’ meeting, we are also very proud of all Ryerson employees who have stayed focused on our customers and our business as we have moved through this process.

Neil Novich	Jay Gratz	Gary Niederpruem	Anita Pickens
Chairman	EVP,	EVP	EVP
President, CEO	CFO

Ryerson

Ryerson Inc. is a leading distributor and processor of metals in North America, with 2006 revenues of $5.9 billion. The Company services customers through a network of service centers across the United States and in Canada, Mexico, India, and China.

Important Information

In connection with its proposed merger with an affiliate of Platinum Equity, LLC, Ryerson plans to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to stockholders of Ryerson. Stockholders of Ryerson are urged to read the proxy statement relating to the merger and other relevant materials when they become available because they will contain important information about the merger and Ryerson. Security holders may obtain a free copy of the proxy statement and any other relevant documents (when available) that Ryerson files with the SEC at the SEC’s web site at http://www.sec.gov. The definitive proxy statement and these other documents may be accessed at www.ryerson.com or obtained free from Ryerson by directing a request to Ryerson Inc., ATTN: Investor Relations, 2621 West 15th Place, Chicago, IL 60608.

Certain Information Regarding Participants

Ryerson, its directors and executive officers may be deemed to be participants in the solicitation of the Company’s security holders in connection with the proposed merger. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s proxy statement in connection with its 2007 annual meeting of stockholders, which was filed with the SEC on July 31, 2007. To the extent holdings of the Company’s equity securities have changed since the amounts reflected in such proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.